UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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URBAN OUTFITTERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1809 Walnut Street

Philadelphia, Pennsylvania 19103

Dear Shareholder:

You are cordially invited to attend the 2005 Annual Meeting of Shareholders of Urban Outfitters, Inc. to be held at 10:30 a.m., on Tuesday, May 24, 2005, at the National Society of the Colonial Dames of America, 1630 Latimer Street, Philadelphia, Pennsylvania.

The matters to be considered and voted upon are described in the 2005 Notice of Annual Meeting of Shareholders and the Proxy Statement that accompany this letter. It is important that your shares be represented and voted at the Annual Meeting. Kindly read the attached Proxy Statement, date and sign the enclosed proxy card and return the proxy card in the accompanying envelope.

I look forward to seeing you at the meeting and having the opportunity to review the business operations of Urban Outfitters with you.

Sincerely,

Richard A. Hayne Chairman of the Board

April 25, 2005

1809 Walnut Street

Philadelphia, Pennsylvania 19103

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 24, 2005

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Urban Outfitters, Inc. (the “Company”) will be held at the National Society of the Colonial Dames of America, 1630 Latimer Street, Philadelphia, Pennsylvania, on May 24, 2005 at 10:30 a.m., for the following purposes:

1.	To elect six Directors to serve for a term of one year.

2.	To amend the Company’s 2004 Stock Incentive Plan to add performance-based requirements for awards of restricted stock and restricted stock units.

3.	To approve the adoption of the Urban Outfitters Executive Incentive Plan.

4.	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 28, 2005 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Glen A. Bodzy

Secretary

April 25, 2005

URBAN OUTFITTERS, INC.

1809 Walnut Street

Philadelphia, Pennsylvania 19103

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The accompanying proxy is solicited by the Board of Directors of Urban Outfitters, Inc. (the “Company”) for use at the Annual Meeting of Shareholders (the “Meeting”) to be held on Tuesday, May 24, 2005 at 10:30 a.m., at the National Society of the Colonial Dames of America, 1630 Latimer Street, Philadelphia, Pennsylvania, and any adjournments or postponements thereof. This Proxy Statement and accompanying proxy card are being mailed to shareholders on or about April 28, 2005.

Only shareholders of record, as shown on the transfer books of the Company at the close of business on March 28, 2005 (“Record Date”), are entitled to notice of, and to vote at, the Meeting. On the Record Date, there were 81,813,136 of the Company’s Common Shares, par value $.0001 per share (the “Common Shares”) outstanding.

The Company’s Common Shares represented by an unrevoked proxy in the enclosed form, which has been properly executed and received prior to the Meeting, will be voted in accordance with the specifications made on such proxy. Any properly executed proxy received on a timely basis on which no specification has been made by the shareholder will be voted (1) “FOR” the election of the nominees to the Board of Directors listed in this Proxy Statement, (2) “FOR” approval of Amendment No. 1 to the Company’s 2004 Stock Incentive Plan, (3) “FOR” approval of the Urban Outfitters Executive Incentive Plan and, to the extent permitted by the rules and regulations of the Securities and Exchange Commission, in accordance with the judgment of the persons voting the proxies upon such other matters as may come before the Meeting and any adjournments or postponements thereof. Any shareholder giving a proxy has the power to revoke it prior to its exercise either by giving written notice to the Secretary of the Company, by voting in person at the Meeting or by execution of a subsequent proxy.

Presence at the Meeting in person or by proxy of the holders of a majority of the Common Shares entitled to vote is necessary to constitute a quorum. Each Common Share entitles the holder to one vote on all matters presented at the Meeting. Proposal 1 regarding the election of directors will be determined by a plurality vote and the six nominees receiving the most “FOR” votes will be elected. Approval of Proposal 2, Proposal 3 and any other matters that may come before the Meeting will require the affirmative vote of a majority of the votes cast on the proposal. In all matters, an abstention or broker nonvote will not be counted as a vote cast.

PROPOSAL 1.     ELECTION OF DIRECTORS

The Company’s By-laws provide for the Board of Directors to be composed of as many directors as are designated from time to time by the Board of Directors. Currently there are six directors. The Board of Directors has designated six persons to serve as directors as of the Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees set forth below. Each director shall be elected for a term of one year and shall serve until his successor is elected and qualified.

At the Meeting, six directors will be elected. Unless otherwise directed, the persons named on the proxy intend to vote all valid proxies received by them “FOR” the election of the listed nominees. In the event any of the nominees shall be unable or unwilling to serve as a director, the persons named on the proxy intend to vote “FOR” the election of any person as may be nominated by the Board of Directors in substitution. The Company has no reason to believe that any of the nominees named below will be unable to serve as a director if elected.

The nominees for election to the Board of Directors are Richard A. Hayne, Scott A. Belair, Harry S. Cherken, Jr., Joel S. Lawson III, Glen T. Senk and Robert H. Strouse. The Board of Directors has determined that Messrs. Belair, Cherken, Lawson and Strouse are independent under the listing standards of the NASDAQ National Market, Inc. (“NASDAQ”).

Biographical Information

The following information is submitted concerning each nominee for election as a director:

Name	Age	Position
Richard A. Hayne	57	Chairman of the Board of Directors President, Urban Outfitters, Inc.
Scott A. Belair (1)	57	Director
Harry S. Cherken, Jr. (2)	55	Director
Joel S. Lawson III (3)	57	Director
Glen T. Senk	48	Director and Executive Vice President, Urban Outfitters, Inc.; President, Anthropologie, Inc.
Robert H. Strouse (4)	56	Director

(1)	Chairman of the Compensation Committee; member of the Audit Committee; member of the Nominating Committee
(2)	Member of the Nominating Committee
(3)	Chairman of the Audit Committee; member of the Compensation Committee; member of the Nominating Committee
(4)	Chairman of the Nominating Committee; member of the Audit Committee

Mr. Hayne co-founded Urban Outfitters in 1970 and has been Chairman of the Board of Directors and President since the Company’s incorporation in 1976.

Mr. Belair co-founded Urban Outfitters in 1970 and has been a director since its incorporation in 1976. He has served as Principal of The ZAC Group, a financial advisory firm, during the last fifteen years. Previously, he was a managing director of Drexel Burnham Lambert Incorporated. Mr. Belair is also a director of Hudson City Bancorp, Inc.

Mr. Cherken, a director since 1989, has been a partner in the law firm of Drinker Biddle & Reath LLP in Philadelphia, Pennsylvania since 1984, served as a Managing Partner of that firm from February 1996 to January 2000, and currently serves as Co-Chair of its Real Estate Group.

Mr. Lawson, a director since 1985, has, since November 2001, been an independent consultant and private investor. From November 2001 until November 2003, he also served as Executive Director of M&A International Inc., a global organization of merger and acquisition advisory firms. From 1980 until November 2001, Mr. Lawson was Chief Executive Officer of Howard, Lawson & Co., an investment banking and corporate finance firm. Howard, Lawson & Co. became an indirect, wholly-owned subsidiary of FleetBoston Financial Corporation in March 2001.

Mr. Senk, a director since 2004, has served as President of Anthropologie, Inc. since April 1994. Mr. Senk was named Executive Vice President of Urban Outfitters, Inc. in May 2002, and assumed responsibility for the Company’s Free People division in May 2003. Prior to joining the Company, Mr. Senk was Senior Vice President and General Merchandise Manager of Williams-Sonoma, Inc. and Chief Executive of the Habitat International Merchandise and Marketing Group in London, England. Mr. Senk began his retail career at Bloomingdale’s, where he served in a variety of roles including Managing Director of Bloomingdale’s By Mail.

Mr. Strouse, a director since 2002, has, since 1998, been Chief Operating Officer of The AMC Group, L.P., a company that oversees a diversified group of industrial, service and real estate businesses.

In respect of this Proposal 1, the nominees for director will be elected by a plurality of the votes cast, and the six nominees receiving the most “FOR” votes will be elected. Abstentions or broker nonvotes will not be counted as votes cast.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

Board Committees and Attendance at Meetings

The Board of Directors currently has an Audit Committee, a Compensation Committee and a Nominating Committee. The Audit Committee oversees the Company’s financial reporting process and system of internal controls on behalf of the Board of Directors and is governed by a written charter approved by the Board of Directors. The Audit Committee is comprised of independent directors under NASDAQ’s listing standards and the rules and regulations of the Securities and Exchange Commission. In addition, the Board of Directors has determined that Messrs. Belair and Lawson qualify as “audit committee financial experts,” as defined by the regulations of the Securities and Exchange Commission. In accordance with the written charter approved by the Board of Directors in February 2004, the Compensation Committee is responsible for determining the salary, incentive and other forms of compensation for the Company’s President and for recommending the same to the Board of Directors for its determination with respect to the Company’s other executive officers. The Compensation Committee also administers the Company’s stock option plans. The Compensation Committee is comprised of independent directors under NASDAQ’s listing standards and its charter can be found on the Company’s web site at www.urbanoutifttersinc.com. The Nominating Committee makes recommendations to the Board with regard to the size and composition of the Board, as well as qualified nominees for election as directors. The Nominating Committee is comprised of independent directors under NASDAQ’s listing standards and is governed by a written charter approved by the Board of Directors, which can be found on the Company’s web site at www.urbanoutfittersinc.com.

The Company’s Board of Directors held four meetings in the fiscal year ended January 31, 2005 (“Fiscal 2005”). The independent directors also met in executive sessions during Fiscal 2005. The Compensation Committee, Audit Committee and Nominating Committee held five, eight and one meeting, respectively, during Fiscal 2005. Each director attended 75% or more of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of which they were members during Fiscal 2005.

Pursuant to the Company’s policy, the directors are expected to attend the Company’s annual meetings of shareholders. All six of the Company’s current directors attended last year’s annual meeting of shareholders.

Shareholder Communications

Shareholders may communicate with members of the Company’s Board of Directors by writing, as applicable, to the full Board, a particular committee or a specific director at Urban Outfitters, Inc., 1809 Walnut Street, Philadelphia, PA 19103, (Tel: 215-564-2313); (Fax: 215-568-1549).

Director Nominations

The Nominating Committee recommends director nominees to the Board of Directors. The Nominating Committee seeks individuals who are qualified to be directors, and if needed, will use a third party search firm to assist in finding director candidates. No third parties were engaged to evaluate or assist in identifying potential director nominees in Fiscal 2005. The Nominating Committee’s charter, which can be found on the Company’s web site at www.urbanoutfittersinc.com, sets forth the Nominating Committee’s process for identifying and evaluating director nominees.

The Nominating Committee gives appropriate consideration to qualified persons recommended by shareholders for nomination as directors, when submitted prior to the shareholder proposal date referred to in the “Shareholder Proposals” section in this Proxy Statement, provided such recommendations are accompanied by sufficient biographical information about the proposed nominee to permit the Nominating Committee to evaluate his or her qualifications and experience, as well as such person’s consent to being named in the Proxy Statement and to serving as a director if elected. Shareholders may submit director recommendations in writing to the Nominating Committee, at Urban Outfitters, Inc., 1809 Walnut Street, Philadelphia, Pennsylvania 19103.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

During Fiscal 2005, the Audit Committee was comprised of three independent directors of the Company (as independence is defined under NASDAQ’s listing standards and the rules and regulations of the Securities and Exchange Commission). The Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report on Form 10-K for Fiscal 2005 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Committee reviewed with the Company’s independent accountants, KPMG LLP, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and discussed with the independent accountants such other matters as are required under Statement of Auditing Standards No. 61 and other generally accepted auditing standards. In addition, the Committee has discussed with the independent accountants the accountants’ independence from management and the Company, including the matters in the written disclosures and the letter received by the Committee, as required by the Independence Standards Board Standard No. 1 and considered the compatibility of nonaudit services with the accountants’ independence.

The Committee discussed with the Company’s independent accountants the overall scope and plans for the audit. The Committee met with the independent accountants, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2005 for filing with the Securities and Exchange Commission.

Joel S. Lawson III, Chairman of the Audit Committee Scott A. Belair Robert H. Strouse

Compensation of Directors

The Company currently pays each director who is not also an employee of the Company (“Outside Directors”) $1,000 for each Board of Directors meeting they attend, excluding committee meetings. The Company also reimburses the directors for their expenses incurred in connection with their activities as directors. The Company’s 2004 Stock Option Plan (the “2004 Plan”) provides for the grant of nonqualified stock options to each Outside Director.

Under the 2004 Plan, upon appointment to the Board of Directors, an Outside Director receives an initial grant of an option to purchase 40,000 Common Shares on the date he or she becomes a director. Thereafter, on the first business day immediately following each of the dates on which an incumbent Outside Director is elected or reelected, he or she receives an additional grant of an option to purchase 40,000 Common Shares, provided that he or she did not receive an initial grant within the preceding six-month period. Options generally become exercisable in full 12 months after the date of their grant. Each Outside Director may exercise options upon the termination of his or her membership on the Board for a reason other than death or disability for up to one year following termination, except where the option, by its terms, expires on an earlier date. During Fiscal 2005, each Outside Director received the grant of an option to purchase 40,000 Common Shares, after giving effect to the stock split of July 9, 2004. The exercise price of options granted under the Plans is the fair market value of the Common Shares at the date of grant.

The Board of Directors believes it is good corporate practice to periodically review and reevaluate the total compensation paid to the Company’s Outside Directors for their service on the Board of Directors, including the cash and equity components of that compensation. The Board of Directors intends to review the compensation paid to the Outside Directors following the Meeting and will make any adjustments it deems appropriate.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Mr. Belair and Mr. Lawson. No member of the Compensation Committee is or was during Fiscal 2005 an employee, or is or ever has been an officer, of the Company or its subsidiaries. No executive officer of the Company served as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of the Company’s Board or Compensation Committee. Please see “Certain Business Relationships” below with respect to Mr. Belair.

Certain Business Relationships

Chairman and President Richard Hayne’s wife, Margaret Hayne, and brother, Rodger Hayne, are employed by the Company. Mrs. Hayne received aggregate compensation, including bonuses, of $167,557 for her services with the Company during Fiscal 2005. Mr. Rodger Hayne received aggregate compensation, including bonuses of $80,735 for his services with the Company during Fiscal 2005.

Harry S. Cherken, Jr., a director of the Company, is a partner in the law firm of Drinker Biddle & Reath LLP, which provided legal services to the Company in Fiscal 2005 and is expected to continue to do so in the future. Drinker Biddle & Reath LLP has received customary compensation for these services.

The McDevitt Company, a real estate company, acted as a broker in substantially all of the Company’s new real estate transactions during Fiscal 2005. The Company has not paid any compensation to The McDevitt Company, but the Company has been advised that The McDevitt Company has received commissions from other parties to such transactions. Wade L. McDevitt is the brother-in-law of Scott Belair, one of the Company’s directors, and is president and the sole shareholder of The McDevitt Company.

PROPOSAL 2.     APPROVAL OF AMENDMENT NO. 1 TO THE

URBAN OUTFITTERS 2004 STOCK INCENTIVE PLAN

At the Meeting, you will be asked to approve an amendment to the 2004 Plan. The 2004 Plan was adopted by the Board of Directors and became effective on February 24, 2004. The amendment was approved by the Board of Directors on April 21, 2005, although it will not be implemented until shareholder approval is obtained.

The amendment adds performance goals that the Compensation Committee may use for granting restricted stock awards and restricted stock units so that these awards will qualify as performance-based compensation not subject to a limit on deductibility. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) places a limit on the amount of compensation that may be deducted by the Company in any tax year with respect to each of the Company’s named officers. However, certain performance-based compensation is not subject to this deductibility limit if shareholder approval is obtained. Options and stock appreciation rights available under the 2004 Plan meet the requirements for performance-based compensation. If shareholders approve the amendment, the performance-based compensation requirements will be met for restricted stock awards that vest on the attainment of performance goals (referred to as performance stock) and restricted stock units that vest on the attainment of performance goals (referred to as performance stock units). The Board of Directors recommends that you approve the amendment so that the Company’s deduction for performance stock awards and performance stock units will not be limited by Section 162(m) of the Code.

The principal features of the 2004 Plan, as amended, are summarized below. This summary is qualified in its entirety by reference to the amendment, which is attached as Appendix A to this Proxy Statement, and the 2004 Plan, which was filed as an exhibit to our Proxy Statement for the Annual Meeting of Shareholders held on June 1, 2004.

General

Common Shares Available.    The amendment does not change the following limits on Common Shares (which have been adjusted to reflect the two-for one split of the Company’s Common Shares effective July 9, 2004). The Company reserved 5,000,000 Common Shares for issuance under the 2004 Plan. During any calendar year, no employee may be granted options and stock appreciation rights covering more than 1,200,000 Common Shares. No more than 2,000,000 Common Shares are available for restricted stock grants and awards of restricted stock units under the 2004 Plan. The amendment adds a new limit – during any calendar year, no employee may be granted performance stock and performance stock units covering more than 1,200,000 Common Shares. Each of the above limits is subject to adjustment for certain changes in the Company’s capitalization such as stock dividends, stock splits, combinations or similar events. If an award expires, terminates, is forfeited or is settled in cash rather than Common Shares, the Common Shares not issued under that award will again become available for grant under the 2004 Plan. If Common Shares are surrendered to the Company or withheld to pay any exercise price or tax withholding requirements, only the number of Common Shares issued net of the shares withheld or surrendered will be counted against the number of Common Shares available under the 2004 Plan.

As of April 21, 2005, the following individuals had been granted options under the 2004 Plan to purchase Common Shares in the amounts indicated: Richard A. Hayne, Chairman and President of the Company: none; Glen T. Senk, Executive Vice President of the Company and President, Anthropologie, Inc.: 800,000, all of which are currently outstanding; Tedford A. Marlow, President, Urban Outfitters Retail: none; John E. Kyees, Chief Financial Officer of the Company: 300,000, all of which are currently outstanding; Glen A. Bodzy, Secretary and General Counsel of the Company: none; Scott A. Belair, Director: 40,000, all of which are currently outstanding; Harry S. Cherken, Jr., Director: 40,000, all of which are currently outstanding; Joel S. Lawson III, Director: 40,000, all of which are currently outstanding; and Robert H. Strouse, Director: 40,000, all of which are currently outstanding. As of April 21, 2005, all of the current executive officers as group have been granted 1,190,000 options, all of which are currently outstanding, all of the current directors as a group who are not executive officers have been granted 160,000, all of which are currently outstanding and all employees, including all current officers, as a group who are not executive officers have been granted 910,500 options of which 705,048 options are currently outstanding.

On April 21, 2005, the closing sale price of the Company’s Common Shares on the NASDAQ National Market was $46.47.

Administration.    Two committees have authority to administer the 2004 Plan. The first committee, of which the Chairman of the Board is the sole member, administers the 2004 Plan for awards that cover 20,000 or fewer Common Shares made to individuals not subject to Section 16(b) of the Securities Exchange Act of 1934, as amended. The Compensation Committee administers the 2004 Plan for all other awards. These committees are referred to collectively as the “administrator.” The administrator has considerable discretion in setting the terms of awards granted to employees, consultants and certain awards to non-employee directors. The administrator has no discretion in setting the terms of formula options granted to non-employee directors; these grants are made under the formula discussed below.

Types of Awards.    Under the 2004 Plan, the administrator may award incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock (including performance stock) and restricted stock units (including performance stock units).

Eligibility.    Employees and consultants of the Company and its subsidiaries and non-employee directors of the Company are eligible to receive awards under the 2004 Plan. Employees and consultants are not eligible to receive formula options, and non-employee directors and consultants are not eligible to receive incentive stock options. The administrator selects the employees, non-employee directors and consultants who will receive discretionary options, stock appreciation rights, restricted stock awards and restricted stock units under the 2004 Plan. There are approximately 6,200 employees and 4 non-employee directors currently eligible to receive awards under the 2004 Plan. The limited number of consultants potentially eligible to participate in the 2004 Plan is not currently determinable.

Discretionary Stock Options

The administrator may award incentive stock options and non-qualified stock options. Incentive stock options offer employees certain tax advantages that are not available for non-qualified stock options. The administrator determines the terms of the options, including the number of Common Shares subject to the option and the exercise price. However, the option term of incentive stock options may not exceed ten years, and the per share exercise price of incentive stock options may not be less than the fair market value of a Common Share on the date the option is granted.

When an employee, non-employee director or consultant terminates service, his or her option may expire before the end of the otherwise applicable option term. For example, if an employee, non-employee director or consultant terminates his or her service with the Company for a reason other than death or disability, his or her options generally remain exercisable for up to 30 days after termination of service, unless the administrator provides for a longer period. If the employee, non-employee director or consultant terminates his or her service with the Company due to death or disability, his or her options generally remain exercisable for up to six months after termination of service, unless the administrator provides for a longer period.

An employee, non-employee director or consultant may pay the exercise price of an option in cash or its equivalent. The administrator may also permit an optionee to pay the exercise price by surrendering previously acquired Common Shares, through a so-called “broker-financed transaction” or in any combination of such methods. The administrator may permit an employee to pay the tax withholding obligation with Common Shares issuable upon the exercise of the non-qualified stock option or previously acquired shares.

Formula Stock Options

The 2004 Plan provides for two types of formula option grants for non-employee directors. A non-employee director will receive an initial option to purchase 40,000 Common Shares on the date he or she first becomes a non-employee director. In addition, on the first business day immediately following each of the dates on which an incumbent non-employee director is elected or re-elected, he or she will receive an additional option to purchase 40,000 Common Shares—but only if he or she did not receive an initial option grant within the preceding six months. The number of Common Shares to be granted in each formula award may be adjusted for certain changes in the Company’s capitalization such as stock dividends, stock splits, combinations or similar events.

Each 40,000-share option becomes fully vested on the business day before the first annual meeting of shareholders after the date the option is granted. The exercise price of each 40,000-share option is 100% of the fair market value of the Common Shares on the date of grant. The exercise price may be paid in cash, by surrendering previously acquired Common Shares to the Company, through a so-called broker-financed transaction or in any combination of such methods. Generally, each 40,000-share option expires on the earlier of (1) ten years from the date of grant, or (2) one year from the date the non-employee director ceases to be a director for any reason.

A non-employee director may transfer his or her options for no consideration to certain family members (as defined in the 2004 Plan) or to certain trusts, foundations or other entities that family members control or have an interest in.

Stock Appreciation Rights

The administrator may award stock appreciation rights to employees, non-employee directors and consultants either along with, or independent of, options. A stock appreciation right entitles the grantee to receive an amount equal to the excess of the fair market value of the Common Shares on the date of exercise over the fair market value on the date of grant. The administrator determines whether this amount will be paid in cash, Common Shares, or a combination of cash and Common Shares.

When an employee, non-employee director or consultant terminates service, his or her stock appreciation rights may expire before the end of the otherwise applicable stock appreciation right term. The period during which the stock appreciation right may be exercised is the same as the period for discretionary options, discussed above.

Restricted Stock

The administrator may make restricted stock awards to employees, non-employee directors and consultants. A restricted stock award is an award of Common Shares that is subject to certain restrictions during a specified period, such as an employee’s continued employment with the Company or the achievement of certain performance goals. The Company holds the Common Shares during the restriction period and the grantee cannot transfer the shares before termination of that period. The grantee is, however, generally entitled to vote the Common Shares and receive any dividends declared and paid on the Company’s Common Shares during the restriction period.

For performance stock awards, the restrictions lapse only to the extent performance goals established by the Compensation Committee are met. The Compensation Committee may select one or more performance criteria for each performance stock award from the following list: sales, profit, return on sales, net operating profit after taxes, investment turnover, customer service indices, funds from operations, income from operations, return on assets, return on net assets, asset turnover, return on equity, return on capital, market price appreciation of shares, economic value added, total shareholder return, net income, pre-tax income, earnings per share, operating profit margin, net income margin, sales margin, cash flow, market share, inventory turnover, sales growth, net revenue growth, capacity utilization, new stores opened, customer penetration, increase in customer base, net income growth, expense control and hiring of personnel. The criteria may be applied to the individual, a division, the Company or a subsidiary of the Company.

Restricted Stock Units

The administrator may award restricted stock units to employees, non-employee directors and consultants. Each restricted stock unit represents the right to receive one Common Share when the restricted stock unit vests. Restricted stock units vest at such time, and upon satisfaction of any conditions, as determined by the administrator. A bookkeeping account is established for each recipient of a restricted stock unit award that shows the number of restricted stock units granted, as well as full and fractional restricted stock units representing any cash dividends prior to the date the restricted stock unit vests.

Performance stock units vest only to the extent performance goals established by the Compensation Committee are met. The Compensation Committee may select one or more performance criteria for each award of performance stock units from the above list for performance stock awards.

Miscellaneous

Transferability.    Awards, except for formula options, generally are not transferable, except by will or under the laws of descent and distribution. The administrator has the authority, however, to permit an employee, non-employee director or consultant to transfer discretionary non-qualified stock options and stock appreciation rights to certain permitted transferees.

Acceleration of Vesting.    The administrator may, in its discretion, accelerate the date on which options or stock appreciation rights may be exercised, and may accelerate the date of termination of the restrictions applicable to restricted stock (other than performance stock) and restricted stock units (other than performance stock units), if it determines that to do so would be in the best interests of the Company and the participants in the 2004 Plan. Upon a change in control of the Company (as defined in the 2004 Plan), all outstanding options and stock appreciation rights become exercisable, and all outstanding restricted stock (including performance stock) and restricted stock units (including performance stock units) become vested.

Change In Capitalization/Certain Corporate Transactions.    If there is a change in the Company’s capitalization that affects its outstanding Common Shares, the aggregate number of Common Shares subject to awards, together with the option exercise price, will be adjusted by the administrator, as described in the 2004 Plan. The 2004 Plan also provides that, in the event of a merger, consolidation or other specified corporate transaction, outstanding awards will be assumed by the surviving or successor corporation, if any. The 2004 Plan also authorizes the administrator to terminate the discretionary awards granted to employees, non-employee directors and consultants in the event of such a corporate transaction, after giving advance notice. In the event of a corporate transaction where shareholders are to receive cash, stock or other property, and formula options granted to non-employee directors are not assumed by the surviving or successor corporation, all outstanding non-employee director formula options will be terminated, and each non-employee director will receive cash equal to the difference between (1) the exercise price of the stock not yet exercised under the formula option, and (2) the per share value to be received by shareholders in connection with such transaction.

Effective Date. The 2004 Plan became effective on February 24, 2004. The amendment became effective on February 1, 2005, subject to shareholder approval.

Amendment/Termination. The administrator may amend outstanding awards, including an amendment to decrease the exercise price of an outstanding option. The Board of Directors may amend or suspend the 2004 Plan. Shareholder approval, however, is required for any material amendment to the 2004 Plan (as defined under the applicable NASDAQ listing standards), as well as for certain amendments of which the 2004 Plan requires shareholder approval, such as an increase in the number of Common Shares authorized for issuance of incentive stock options and a change in the class of employees who may receive incentive stock options under the 2004 Plan. Requisite shareholder approval is also required for any amendment that would require shareholder approval under Section 162(m) of the Code.

The Board of Directors may terminate the 2004 Plan at any time and for any reason. No incentive stock options will be granted under the 2004 Plan after February 23, 2014.

Federal Income Tax Consequences – Options

The Company has been advised that the federal income tax consequences of granting and exercising options under the 2004 Plan are as follows (based on federal tax laws and regulations, as of January 1, 2005). The grant of an option does not result in federal income tax consequences for the optionee or a deduction for the Company.

When an option is exercised, the federal income tax consequences depend on whether the option is an incentive stock option or a non-qualified stock option. An optionee exercising a non-qualified stock option will recognize ordinary income equal to the difference between the fair market value of the stock exercised (on the date of exercise) and the option price. An employee will not recognize taxable income as a result of acquiring stock by exercising an incentive stock option. The difference between the fair market value of the exercised stock on the date of exercise and the exercise price will, however, generally be treated as an item of adjustment for purposes of alternative minimum taxable income. If the employee holds the stock he receives on exercise of an incentive stock option for a required period of time, the employee will have capital gain (or loss) when the stock is later disposed of. If the employee does not hold the stock for the required period of time, the employee will generally have ordinary income when the stock is disposed of.

When an optionee recognizes ordinary income on the exercise of a non-qualified stock option or the sale of stock acquired on exercise of an incentive stock option, the Company is generally entitled to a deduction in the same amount. Certain requirements, such as reporting the income to the IRS, must be met for the deduction to be allowable. Also, for the CEO and the four other highest compensated officers, the Company’s deduction may be contingent on certain factors such as (1) the grant being made by a committee of outside directors, and (2) the exercise price being at least equal to 100% of the fair market value of the Common Shares on the date of grant.

The affirmative vote of a majority of votes cast by the Company’s shareholders at the Meeting is required for approval of this Proposal 2. Abstentions or broker nonvotes will not be counted as votes cast.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE ADOPTION OF AMENDMENT NO. 1 TO THE 2004 STOCK INCENTIVE PLAN.

PROPOSAL 3.     APPROVAL OF THE URBAN OUTFITTERS

EXECUTIVE INCENTIVE PLAN

At the Meeting, you will be asked to approve the Urban Outfitters Executive Incentive Plan (the “Incentive Plan”) so that cash bonus awards under the Incentive Plan will qualify as performance-based compensation not subject to a limit on deductibility. Section 162(m) of the Code places a limit on the amount of compensation that may be deducted by the Company in any tax year with respect to each of the Company’s President and the Company’s four most highly compensated other executive officers whose total annual salary and bonus exceed $100,000 (the “Named Officers”). However, certain performance-based compensation, such as compensation payable under the Incentive Plan, is not subject to this deductibility limit if shareholder approval is obtained. The Incentive Plan was adopted by the Board of Directors on April 21, 2005, subject to approval by shareholders.

The principal features of the Incentive Plan are summarized below. This summary is qualified in its entirety by the complete text of the Incentive Plan, which is attached as Appendix B to this Proxy Statement.

The Incentive Plan is intended to provide corporate officers and other key employees of the Company or a subsidiary of the Company with an opportunity to receive an annual cash incentive bonus based on the achievement of objective, pre-established criteria and performance targets. The first annual award would be based on performance during the fiscal year beginning February 1, 2005, and annual awards would continue in subsequent fiscal years (subject to future shareholder approval as required by Section 162(m) of the Code), until the Incentive Plan is terminated by the Board of Directors. The Compensation Committee currently expects that awards will be granted under the Incentive Plan to one or more of the Named Officers.

At the beginning of each fiscal year, the Compensation Committee will determine the employees who are eligible to participate and each participant’s target award, which will be a specified percentage of his or her base salary. The Compensation Committee will also establish a schedule or matrix of performance criteria and performance targets for each participant which will show the percentage of the target award payable under various levels of achieved performance. The Compensation Committee may select one or more performance criteria for each participant from the following list: sales, profit, return on sales, net operating profit after taxes, investment turnover, customer service indices, funds from operations, income from operations, return on assets, return on net assets, asset turnover, return on equity, return on capital, market price appreciation of shares, economic value added, total shareholder return, net income, pre-tax income, earnings per share, operating profit margin, net income margin, sales margin, cash flow, market share, inventory turnover, sales growth, net revenue growth, capacity utilization, new stores opened, customer penetration, increase in customer base, net income growth, expense control and hiring of personnel. The criteria may be applied to the individual, a division, the Company or a subsidiary of the Company.

At the end of the year, the Compensation Committee will determine the extent of achievement of the pre-established performance targets for each criterion. The level of achievement attained will be applied to the schedule or matrix to determine a performance adjustment percentage. The award payable to the participant will be equal to the performance adjustment percentage, multiplied by the participant’s target award. The Compensation Committee may not increase the amount of compensation that would otherwise be payable to a Named Officer upon achievement of performance targets, but it may reduce a participant’s award if it believes such action would be in the best interest of the Company and its shareholders. Awards will be paid in cash as soon as practicable after the close of the year for which they are earned. No award will be payable to any participant who is not an employee on the date the award is scheduled to be paid, with certain exceptions in the event of death or disability. In addition, if a participant retires or terminates employment after the last day of the fiscal year but before the award is paid, the Compensation Committee has the discretion to pay the award, based on the participant’s performance for the year.

The maximum award that may be paid to any individual with respect to any year is five million dollars.

The Board of Directors may amend, suspend, discontinue or terminate the Incentive Plan. However, shareholder approval is required to change the class of individuals eligible to participate in the Incentive Plan, the performance criteria from which the Compensation Committee may select, and the maximum amount payable to any individual with respect to any year. It is the Company’s policy to take all reasonable action to maximize the deductibility of all performance-based compensation. Therefore, the Board of Directors recommends that the Incentive Plan be approved by shareholders.

The following table sets forth the presently determinable benefits that will be allocated to each person or group listed below under the Incentive Plan:

NEW PLAN BENEFITS

URBAN OUTFITTERS EXECUTIVE INCENTIVE PLAN

Name and Position	Dollar Value ($)		Number of Units
Richard A. Hayne Chairman and President, Urban Outfitters, Inc.	$0		N/A

Glen T. Senk Executive Vice President, Urban Outfitters, Inc. and President, Anthropologie, Inc.	$700,000	(A)	N/A

Tedford A. Marlow President, Urban Outfitters Retail	$0		N/A

John E. Kyees Chief Financial Officer, Urban Outfitters, Inc.	$0		N/A

Glen A. Bodzy Secretary and General Counsel, Urban Outfitters, Inc.	$0		N/A

Executive Group	$700,000	(A)	N/A

Non-Executive Director Group	$0		N/A

Non-Executive Officer Employee Group	$0		N/A

(A)	Maximum award payable under Incentive Plan for the fiscal year ending January 31, 2006 if maximum performance is achieved for each performance criterion.

The affirmative vote of a majority of votes cast by the Company’s shareholders at the Meeting is required for approval of this Proposal 3. Abstentions or broker nonvotes will not be counted as votes cast.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE URBAN OUTFITTERS EXECUTIVE INCENTIVE PLAN.

OTHER MATTERS

The Board of Directors knows of no matters to be presented for action at the Meeting, other than those set forth in the attached notice and customary procedural matters. If any other matters should properly come before the Meeting or any adjournments or postponements thereof, the proxies solicited hereby will be voted on such matters, to the extent permitted by the rules and regulations of the Securities and Exchange Commission, in accordance with the judgment of the persons voting such proxies.

EXECUTIVE COMPENSATION

Summary Executive Compensation

The following Summary Compensation Table sets forth certain information concerning the compensation paid or accrued by the Company for services rendered during Fiscal 2005 and the Company’s fiscal years ended January 31, 2004 (“Fiscal 2004”) and January 31, 2003 (“Fiscal 2003”) by the Company’s President and the Company’s four most highly compensated other executive officers whose total annual salary and bonus exceeded $100,000 (collectively, the “Named Officers”).

Annual compensation does not include medical, group life insurance or other benefits received by the Named Officers that are generally available to all salaried employees of the Company, and certain perquisites and other personal benefits, securities or property received by the Named Officers that do not exceed the lesser of $50,000 or 10% of any such officer’s salary and bonus disclosed in this table.

Summary Compensation Table

	Year(1)	Annual Compensation		Long-Term Compensation		All Other Compensation(2)
Name and Principal Position		Salary	Bonus	Securities Underlying Options
Richard A. Hayne Chairman and President, Urban Outfitters, Inc.	2005 2004 2003	$345,000 278,509 235,000	$155,000 105,000 105,000	— — —		$26,800 28,678 24,615	(3)

Glen T. Senk Executive Vice President, Urban Outfitters, Inc. President, Anthropologie, Inc.	2005 2004 2003	$530,016 483,468 435,577	$681,100 655,000 401,000	800,000 — —	(4)	$10,136 8,101 8,395	(5)

Tedford A. Marlow President, Urban Outfitters Retail	2005 2004 2003	$404,918 373,432 350,000	$415,000 405,000 119,500	— — —		$138 — —	(6)

John E. Kyees (7) Chief Financial Officer Urban Outfitters, Inc.	2005 2004 2003	$390,000 72,120 —	$185,000 187,500 —	300,000 100,000 —	(8) (10)	$6,590 22 —	(9)

Glen A. Bodzy Secretary and General Counsel Urban Outfitters, Inc.	2005 2004 2003	$265,000 238,385 216,346	$80,000 80,000 65,000	— 80,000 —	(12)	$3,380 2,905 3,091	(11)

(1)	Refers to Fiscal 2005, Fiscal 2004 and Fiscal 2003.
(2)	Includes matching cash contributions in Fiscal 2005 by the Company under the Urban Outfitters 401(k) Savings Plan of $1,623 for Mr. Hayne, $2,259 for Mr. Senk, $577 for Mr. Kyees and $1,532 for Mr. Bodzy.
(3)	Includes life insurance premiums and automobile insurance premiums paid by the Company for Mr. Hayne in the amount of $15,629 and $9,548, respectively, in Fiscal 2005.
(4)	These options became exercisable on January 31, 2005. All common shares acquired upon exercise of these options are required to be held by the Reporting Person for one year after the date of exercise of the option, except that the Reporting Person may sell such number of shares as is required to satisfy his tax obligations resulting from such exercise.
(5)	Includes life insurance premiums, automobile allowance and automobile insurance premiums paid by the Company for Mr. Senk in the amount of $90, $5,400 and $2,387, respectively, in Fiscal 2005.
(6)	Includes life insurance premiums paid by the Company for Mr. Marlow in the amount of $138.
(7)	Mr. Kyees joined the Company on November 24, 2003.

(8)	These options became exercisable on January 31, 2005. All common shares acquired upon exercise of these options are required to be held by the Reporting Person for one year after the date of exercise of the option, except that the Reporting Person may sell such number of shares as is required to satisfy his tax obligations resulting from such exercise.
(9)	Includes life insurance premiums and personal travel allowance paid by the Company for Mr. Kyees in the amount of $258 and $5,755, respectively, in Fiscal 2005.
(10)	These options become exercisable pursuant to a five year, 20% vesting schedule that commenced November 24, 2004.
(11)	Includes life insurance premium and parking expenses paid by the Company for Mr. Bodzy in the amount of $138 and $1,710, respectively, for Fiscal 2005.
(12)	These options become exercisable pursuant to a four year, 25% vesting schedule that commenced September 5, 2004.

Stock Option Information

Option Grants:    The following table sets forth certain information concerning grants of stock options made to the Named Officers during Fiscal 2005.

Option Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in Fiscal 2005	Exercise or Base Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
						5%	10%
Richard A. Hayne	—		—	—	—	—	—
Glen T. Senk	800,000	(1)	35.3%	$28.705	06/20/2014	$14,441,936	$36,598,702
Tedford G. Marlow	—		—	—	—	—	—
John E. Kyees	300,000	(1)	13.2%	$28.705	06/20/2014	$5,415,726	$13,724,513
Glen A. Bodzy	—		—	—	—	—	—

(1)	These options became exercisable on January 31, 2005. All common shares acquired upon exercise of these options are required to be held by the Reporting Person for one year after the date of exercise of the option, except that the Reporting Person may sell such number of shares as is required to satisfy his tax obligations resulting from such exercise.

Aggregated Option Exercises and Fiscal Year-End Option Value Table:    The following table sets forth certain information concerning options exercised by the Named Officers during Fiscal 2005, information concerning the number of stock options held by the Named Officers on January 31, 2005, and the value of in-the-money options outstanding as of such date. The value of in-the-money options represents the aggregate excess of the fair market value of a Common Share on January 31, 2005 of $42.07 over the applicable option exercise prices multiplied by the number of Common Shares issuable upon the exercise of the stock options.

Aggregated Option Exercises

in Fiscal 2005 and

Fiscal 2005 Year-End Option Values

			Number of Unexercised Options At Fiscal Year-End		Value of In-the-Money Options At Fiscal Year-End
Name	Shares Acquired On Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Richard A. Hayne	—	—	—	—	—	—
Glen T. Senk	400,000	$6,806,710	800,000	—	$10,692,000	—
Tedford G. Marlow	200,000	$6,181,850	200,000	400,000	7,826,500	$15,653,000
John E. Kyees	—	—	320,000	80,000	4,482,050	1,890,200
Glen A. Bodzy	—	—	72,000	100,000	2,639,569	3,389,348

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	6,128,600	(1)	$14.8979	2,885,600
Equity compensation plans not approved by security holders	—		—	—

Total	6,128,600		$14.8979	2,885,600

(1)	Amounts are subject to adjustment to reflect any stock dividend, stock split, share combination, or similar change in the Company’s capitalization.

See Note 8 to the Company’s consolidated financial statements, included in the Company’s Annual Report on Form 10-K for Fiscal 2005, a copy of which accompanies this Proxy Statement, for more detailed information regarding the Company’s equity compensation plans.

REPORT OF THE COMPENSATION COMMITTEE

OF THE

BOARD OF DIRECTORS

Under rules established by the Securities and Exchange Commission, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company’s executive officers. In fulfillment of this requirement, the Compensation Committee at the direction of the Board of Directors has prepared the following report for inclusion in this Proxy Statement.

The Compensation Committee is composed of two outside directors of the Company who are independent under NASDAQ’s listing standards. During Fiscal 2005, the Compensation Committee determined the compensation for the Named Officers of the Company and the other key employees of the Company. The Compensation Committee also administers the Company’s stock option plans.

The Compensation Committee’s philosophy is that executive compensation should be designed to:

•	reflect the Company’s entrepreneurial orientation;

•	assist the Company in attracting and retaining superior executive talent;

•	align the interests of management with those of shareholders through a significant equity-based component; and

•	reward an executive’s individual contribution toward achievement of the Company’s long- and short-term business goals.

The Company’s overall executive compensation program consists of three principal elements: base salaries, discretionary bonuses and stock options and other equity-based compensation. Base salaries are ordinarily established at the beginning of the fiscal year, while discretionary bonuses are awarded following the completion of the fiscal year. Stock options and other equity-based compensation may be granted at any time during the fiscal year.

The base salaries for the Company’s executive officers in Fiscal 2005 were competitively established by the Compensation Committee based upon a general assessment of the compensation paid by other companies in the retail specialty apparel industry. In evaluating compensation paid by other companies, the Compensation Committee relied on the general knowledge that its members have obtained from informal reviews of various press and industry reports.

While the Company’s President does not participate in the determination of compensation policies by the Compensation Committee, the Compensation Committee consults with the President in determining base salary levels for each executive officer and takes into consideration the President’s assessment of the performance of each of the executive officers (other than the President) against the factors established by the Compensation Committee.

The Compensation Committee also establishes the level of discretionary bonuses and option awards to the Company’s executive officers. Discretionary cash bonuses to the President and other executive officers are awarded based upon the Compensation Committee’s subjective assessment of the Company’s overall financial performance and the Compensation Committee’s subjective assessment of the President’s and other executive officers’ individual contributions to that overall performance. Factors considered by the Compensation Committee in awarding cash bonuses include the executive’s initiative, managerial ability, level of responsibilities, development of subordinates, fairness with respect to bonuses of other executives and handling of special projects, but no particular weight is ascribed by the Compensation Committee to any one or more of these factors. The Compensation Committee also establishes objective criteria related to corporate and individual performance in determining executive compensation.

During Fiscal 2005, the factors considered by the Compensation Committee in determining the President’s salary and bonus were (1) the extent to which the Company met its sales and net income objectives, (2) the performance of the Company’s common stock, and 3) the degree to which the Company succeeded in recruiting and developing management talent. The Compensation Committee also takes into account the fact that the President beneficially owns a substantial number of Common Shares of the Company.

The Compensation Committee believes that stock ownership by management and equity-based performance compensation arrangements are useful tools to align the interests of management with those of the Company’s shareholders. A decision whether to grant stock options and the size of the grant to each executive officer is determined by the Compensation Committee based upon a subjective assessment of such executive officer’s performance after taking into consideration prior years’ grants and the organizational impact of the executive officer, as well as to respond to competitive conditions in the attraction and retention of new and current executive officers.

This report is submitted by the Compensation Committee.

Scott A. Belair, Chairman of the Compensation Committee Joel S. Lawson III

STOCK PERFORMANCE CHART

The following graph compares the cumulative total shareholder return on the Company’s Common Shares with the cumulative total return on the Standard and Poor’s 500 Composite Stock Index and the Standard and Poor’s 500 Apparel Retail Index for the period beginning February 1, 2000 and ending January 31, 2005, assuming the reinvestment of any dividends and assuming an initial investment of $100 in each. The comparisons in this table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Common Shares or the referenced indices.

Company / Index	Base Period Jan-00	Jan-01	Jan-02	Jan-03	Jan-04	Jan-05
URBAN OUTFITTERS INC	$100	$65.74	$193.63	$151.70	$599.85	$1246.52
S&P 500 INDEX	$100	$99.10	$83.10	$63.97	$86.09	$91.45
S&P 500 APPAREL RETAIL	$100	$93.35	$65.91	$66.51	$87.49	$105.92

BENEFICIAL OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Shares for (a) each person known to the Company who beneficially owns more than five percent of the Company’s outstanding Common Shares, (b) each director and Named Officer and (c) all current directors and executive officers of the Company as a group. Unless otherwise indicated: (a) the address of each of the beneficial owners identified is 1809 Walnut Street, Philadelphia, Pennsylvania 19103, (b) each person has sole voting and dispositive power with respect to all such shares and (c) the table represents beneficial ownership as of March 21, 2005.

	Amount of Beneficial Ownership	Percent of Class
Richard A. Hayne (1)	24,578,347	30.1%
FMR Corp. (2)	4,300,910	5.3%
Scott A. Belair (3)	2,038,000	2.5%
Glen T. Senk (4)	1,002,544	1.2%
John E. Kyees (5)	320,000	*
Harry S. Cherken, Jr. (6)	276,400	*
Tedford G. Marlow (7)	200,000	*
Joel S. Lawson III (8)	155,200	*
Robert H. Strouse (9)	80,000	*
Glen A. Bodzy (10)	74,388	*
All beneficial owners of more than 5% of the Company’s outstanding common shares, current directors and executive officers as a group (11 persons) (11)	28,764,743	34.3%

*	Less than 1%.
(1)	Includes 1,811,336 Common Shares owned by the Irrevocable Trust of Richard A. Hayne, 1,851,336 Common Shares owned by the Irrevocable Trust of Elizabeth Van Vleck, 7,870 Common Shares owned by the Hayne Foundation and 11,877 Common Shares allocated under the Company’s 401(k) Savings Plan. Excludes 557,992 Common Shares beneficially owned by Mr. Hayne’s spouse, as to which he disclaims beneficial ownership.
(2)	Based on information provided pursuant to a Schedule 13G/A filed jointly by FMR Corp., Fidelity Management & Research Company (“Fidelity”), Edward C. Johnson III and Abigail P. Johnson on February 14, 2005. As of December 31, 2004, FMR Corp., Mr. Johnson and Ms. Johnson were each deemed to beneficially own 4,300,910 Common Shares. According to the cover pages of the Schedule 13G/A, FMR Corp. has sole voting power with respect to 273,010 of Common Shares, and Mr. Johnson and Ms. Johnson do not have or share any voting power with respect to any Common Shares. Fidelity beneficially owns 4,009,010 Common Shares, but no reference with respect to its voting or dispositive power was made. The address for each person is 82 Devonshire Street, Boston, MA 02109.
(3)	Excludes 613,336 Common Shares owned by Trust U/A/D April 16, 1993 by Scott A. Belair as grantor and Steven D. Burton as Trustee, as to which Mr. Belair disclaims beneficial ownership. Includes 320,000 Common Shares subject to presently exercisable options.
(4)	Includes 800,000 Common Shares subject to presently exercisable options and 2,544 Common Shares allocated under the Company’s 401(k) Savings Plan.
(5)	Includes 320,000 Common Shares subject to presently exercisable options.
(6)	Includes 240,000 Common Shares subject to presently exercisable options and 2,200 Common Shares held by a trust of which Mr. Cherken is a trustee.
(7)	Includes 200,000 Common Shares subject to presently exercisable options.
(8)	Includes 100,000 Common Shares subject to presently exercisable options and 7,200 Common Shares held by a trust of which Mr. Lawson is a trustee.
(9)	Includes 80,000 Common Shares subject to presently exercisable options.
(10)	Includes 72,000 Common Shares subject to presently exercisable options and 388 Common Shares allocated under the Company’s 401(k) Savings Plan.
(11)	Includes 10,000 Common Shares subject to presently exercisable options.
(12)	Includes 2,162,000 Common Shares subject to presently exercisable options.

SHAREHOLDER PROPOSALS

Shareholder proposals for the 2006 Annual Meeting of Shareholders must comply with applicable Securities and Exchange Commission rules and regulations and must be received by the Secretary of the Company prior to December 26, 2005 to be considered for inclusion in the Company’s Proxy Statement for that meeting. If the December 26, 2005 deadline is missed, a shareholder proposal may still be submitted for consideration at the 2006 Annual Meeting of Shareholders, although it will not be included in the Proxy Statement, if it is received no later than March 10, 2006. If notification of a shareholder proposal is not received by March 10, 2006, the Company may vote, in its discretion, any and all of the proxies received in its solicitation against such proposal.

INDEPENDENT ACCOUNTANTS

KPMG, LLP served as the Company’s principal accountant for Fiscal 2005. Representatives of KPMG, LLP will be present at the Meeting, and will have an opportunity to make a statement if they desire to do so and will be available to respond to questions.

The Company has not yet selected the Company’s principal accountant for Fiscal 2005. The Company believes that periodically reviewing the performance of its principal accountant and considering available alternatives is good corporate practice. The Company intends to commence this review process following the Meeting.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

	Amount Billed
Description of Professional Service	2005	2004
Audit Fees—professional services rendered for the audit of the Company’s annual financial statements included in the Company’s Forms 10-K, the reviews of the financial statements included in the Company’s forms 10-Q, and, in fiscal 2005, Sarbanes-Oxley testing	$616,335	$240,540
Audit-related Fees—assurance and related services by KPMG that are reasonably related to the performance of the audit or review of the Company’s financial statements—including S-8 filing review in fiscal 2005.	7,500	—
Tax Fees—professional services rendered in preparing the Company’s federal, state and international tax returns; tax advice related to requests for tax accounting method changes with the Internal Revenue Service and preparation of related forms; and assistance with various federal, state income tax and franchise tax examinations, including miscellaneous inquiries.	139,713	94,760
All Other Fees—None	—	—
Total Fees	$763,548	$335,300

During Fiscal 2004, the Audit Committee established a pre-approval policy pursuant to which it has granted its approval for KPMG LLP to perform certain audit, audit-related, tax and other services up to specified aggregate fee levels for each service. The Audit Committee periodically reviews and revises, if necessary, the list of pre-approved services that KPMG LLP may provide. The Audit Committee’s policy also provides that any proposed services that are not specifically pre-approved pursuant to the policy, as well as any proposed services that exceed pre-approved cost levels established in the policy, will require the Audit Committee’s separate pre-approval. In addition, the Audit Committee may delegate pre-approval authority to one or more of its members, who must report, for information purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee approved all tax services that KPMG LLP performed during Fiscal 2004 and 2005 as were required by its policy.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance.     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities (“10% Shareholders”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and 10% Shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company’s review of the copies of such forms received by it and a written representation from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during Fiscal 2005, all filing requirements applicable to its officers, directors and 10% Shareholders under Section 16(a) were complied with on a timely basis, except that a Form 4 for Scott A. Belair, one of the Company’s directors, was filed on April 26, 2004 reporting the sale of an aggregate 100,000 Common Shares in a series of transactions that took place between February 2, 2004 and February 6, 2004. Mr. Belair also filed an amended Form 5 on April 18, 2005 to report a gift of 10,000 Common Shares he made on November 24, 2004.

Proxy Solicitation Costs.     The cost of soliciting proxies will be borne by the Company. Solicitation may be made by mail, personal interview or telephone or other electronic means by certain officers and other employees of the Company who will receive no additional compensation therefor. The Company will reimburse banks, brokers and other nominees for their reasonable expenses in forwarding proxy materials to the beneficial owners for whom they hold shares.

Householding.    Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple shareholders in your household. The Company will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: Investor Relations, Urban Outfitters, Inc., 1809 Walnut Street, Philadelphia, PA 19103, (Tel: 215-564-2313); (Fax: 215-568-1549). If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

Annual Report.    This Proxy Statement is accompanied by the Company’s Annual Report on Form 10-K for Fiscal 2005, as filed with the Securities and Exchange Commission (except for exhibits). Requests for additional copies of such Form 10-K should be directed to the Company at the address set forth on the cover of this Proxy Statement, Attention: Investor Relations.

By Order of the Board of Directors,

Richard A. Hayne

Chairman of the Board

April 22, 2005

APPENDIX A

AMENDMENT NO. 1

TO THE

URBAN OUTFITTERS 2004 STOCK INCENTIVE PLAN

WHEREAS, Urban Outfitters, Inc. (the “Company”) adopted the Urban Outfitters 2004 Stock Incentive Plan, effective February 24, 2004 (the “Plan”); and

WHEREAS, the Company wishes to amend the Plan to (i) include additional performance-based awards with respect to which the Company’s deduction will not be limited by section 162(m) of the Internal Revenue Code, and (ii) make certain changes to reflect recent nonqualified deferred compensation guidance;

NOW, THEREFORE, the Plan is hereby amended, effective February 1, 2005 (unless another date is specified below), as follows:

1.    Subject to shareholder approval, new Subsections 17A, 17B and 18A are added to Section 1(b) of the Plan to read as follows:

(b) Definitions. ***

(17A) “Performance Goals” shall mean the goal or goals applicable to a Grantee’s Performance Stock or PSUs that are deemed by the Committee to be important to the success of the Company or any of its Related Corporations. The Committee shall establish the specific measures for each applicable goal for a performance period, which need not be uniform with respect to each Grantee. In creating these measures, the Committee shall use one or more of the following business criteria: sales, profit, return on sales, net operating profit after taxes, investment turnover, customer service indices, funds from operations, income from operations, return on assets, return on net assets, asset turnover, return on equity, return on capital, market price appreciation of shares of Common Stock, economic value added, total shareholder return, net income, pre-tax income, earnings per share, operating profit margin, net income margin, sales margin, cash flow, market share, inventory turnover, sales growth, net revenue growth, capacity utilization, new stores opened, customer penetration, increase in customer base, net income growth, expense control and hiring of personnel. The business criteria may apply to the individual, a division, or to the Company and/or one or more Related Corporations and may be weighted and expressed in absolute terms or relative to the performance of other individuals or companies or an index. The Committee shall determine the performance period and the Performance Goals and measures (and weighting thereof) applicable to such period not later than the earlier of (i) 90 days after the commencement of the performance period, or (ii) the expiration of 25% of the performance period.

(17B) “Performance Stock” shall mean a type of Restricted Stock, where the lapse of restrictions is based on Performance Goals. ***

(18A) “PSU” shall mean a performance stock unit which is a type of RSU, the vesting of which is based on Performance Goals. ***

2.    Subject to shareholder approval, the first paragraph of Section 4 of the Plan is amended to read as follows:

SECTION 4—STOCK

The aggregate number of shares of Common Stock that may be delivered under the Plan is 5,000,000 shares (as adjusted to reflect the 2004 two-for one split of Common Stock in the form of a 100% stock dividend), subject to the following limits:

(a) The aggregate number of shares of Common Stock subject to Options and SARs granted to an Employee during any calendar year under the Plan shall not exceed 1,200,000 shares;

(b) No more than 2,000,000 shares of Common Stock shall be available for granting Restricted Stock and RSUs under the Plan; and

(c) The aggregate number of shares of Common Stock subject to Performance Stock and PSUs granted to an Employee during any calendar year under the Plan shall not exceed 1,200,000 shares. * * *

3.    Subject to shareholder approval, Sections 9 and 10 of the Plan are amended to read as follows:

SECTION 9—RESTRICTED STOCK

(a) General Requirements. Restricted Stock may be issued or transferred for consideration or for no consideration, as determined by the Administrator. If for consideration, payment may be in cash or check (acceptable to the Administrator), bank draft, or money order payable to the order of the Company. At the time Restricted Stock is granted, the Administrator shall determine the type of Restricted Stock granted (i.e., Performance Stock (lapse of restrictions based on Performance Goals) or Restricted Stock that is not Performance Stock (lapse of restrictions based on times and/or conditions determined by the Administrator)).

(b) Rights as a Stockholder. A Grantee who receives Restricted Stock shall have certain rights of a stockholder with respect to the Restricted Stock, including voting and dividend rights, subject to the restrictions described in subsection (c). Unless the Administrator determines otherwise, certificates evidencing shares of Restricted Stock will remain in the possession of the Company until such shares are free of all restrictions under the Plan and the Grantee has satisfied any federal, state and local tax withholding obligations applicable to such shares.

(c) Restrictions. Except as otherwise specifically provided by the Plan, Restricted Stock may not be sold, assigned, transferred, pledged, or otherwise encumbered or disposed of, and if the Grantee incurs a Termination of Service for any reason, must be offered to the Company for purchase for the amount paid for the shares of Common Stock, or forfeited to the Company if nothing was so paid.

(d) Lapse of Restrictions.

(1) Restricted Stock Other Than Performance Stock. With respect to Restricted Stock that is not Performance Stock, the restrictions described in subsection (c) shall lapse at such time or times, and on such conditions, as the Administrator may specify in the Award Agreement. The Administrator may at any time accelerate the time at which the restrictions on all or any part of the shares of Restricted Stock (other than Performance Stock) will lapse.

(2) Performance Stock. With respect to Performance Stock, the restrictions described in subsection (c) shall lapse at the end of the applicable performance period, to the extent determined by the Committee, based on the Performance Goals established (in accordance with Section 1(b)(17A)) and achieved for such period. Except as provided in Section 13, the extent to which such restrictions lapse shall be based solely on the Performance Goals; the Committee shall not have the discretion to increase the extent to which such restrictions lapse. Except as provided in Section 13, if the Grantee’s Termination of Service occurs for any reason prior to the end of the performance period, the Grantee shall forfeit all Performance Stock granted with respect to such performance period.

(3) In General. Upon the lapse of all restrictions in accordance with this subsection (d) or Section 13, shares of Common Stock shall cease to be Restricted Stock for purposes of the Plan.

(e) Notice of Tax Election. Any Grantee making an election under section 83(b) of the Code for the immediate recognition of income attributable to the award of Restricted Stock must provide a copy thereof to the Company within 10 days of the filing of such election with the Internal Revenue Service.

SECTION 10—RSUs

(a) Nature of RSUs. An RSU entitles the Grantee to receive, subject to the restrictions and vesting rules determined by the Administrator, one share of Common Stock with respect to each RSU granted; any fractional RSU shall be payable in cash. At the time an RSU is granted, the Administrator shall determine the type of RSU granted (i.e., PSUs (vesting based on Performance Goals) or RSUs that are not PSUs (vesting based on times and/or conditions determined by the Administrator)). During the applicable restriction period, the Company shall establish a bookkeeping account in the Grantee’s name which reflects the number and type of RSUs standing to the credit of the Grantee. The Company shall credit to the Grantee’s bookkeeping account, on each date that the Company pays a cash dividend to holders of Common Stock generally, an additional number of RSUs equal to the total number of RSUs credited to the Grantee’s bookkeeping account on such date, multiplied by the dollar amount of the per share cash dividend, and divided by the Fair Market Value of a share of Common Stock on such date. RSUs attributable to such dividend equivalent rights shall be subject to the same terms and conditions as the RSUs to which such dividend equivalent rights relate.

(b) Grant of RSUs. The Administrator shall determine:

(1) The number of RSUs subject to the Award;

(2) The purchase price (if any) to be paid for each RSU; and

(3) When such RSUs shall vest (i.e., the end of the restriction period), in accordance with subsection (c).

(c) Vesting.

(1) RSUs Other Than PSUs. With respect to RSUs that are not PSUs, the Administrator shall determine when such RSUs shall vest and any conditions (such as continued employment or performance measures) that must be met in order for such RSUs to vest at the end of the applicable restriction period. The Administrator may at any time accelerate the time at which RSUs (other than PSUs) shall vest.

(2) PSUs. The Committee shall determine the extent to which PSUs vest at the end of the applicable performance period, based on the Performance Goals established (in accordance with Section 1(b)(17A)) and achieved for such period. Except as provided in Section 13, the extent to which PSUs vest shall be based solely on the Performance Goals; the Committee shall not have the discretion to increase the extent to which such PSUs vest. Except as provided in Section 13, if the Grantee’s Termination of Service occurs for any reason prior to the end of the performance period, the Grantee shall forfeit all PSUs granted with respect to such performance period.

(3) Payment. Upon the vesting of RSUs in accordance with this subsection (c) or Section 13, one share of Common Stock shall be distributed to the Grantee with respect to each of the Grantee’s vested RSUs not later than the later of (A) the March 15 immediately following the end of the calendar year in which such RSU is no longer subject to a substantial risk of forfeiture (as defined in section 409A of the Code), or (B) the date that is 2 1/2 months from the end of the Company’s first taxable year in which such RSU is no longer subject to a substantial risk of forfeiture (as defined in section 409A of the Code), or such other date provided in regulations or guidance issued under section 409A of the Code, to qualify for the short-term deferral exception.

4.    Subject to shareholder approval, the references to Sections 9(c) and 10(b) in Section 14 of the Plan are hereby revised to references to Sections 9(d)(1) and 10(c)(1).

5.    Section 18(d) of the Plan is amended, effective January 1, 2005, by adding the following sentence to the end thereof:

(d) Deferrals. *** In no event, however, shall such deferrals be permitted unless the Grantee’s Award Agreement specifically permits deferrals under this Section.

APPENDIX B

URBAN OUTFITTERS

EXECUTIVE INCENTIVE PLAN

1.    PURPOSE

The purpose of the Urban Outfitters Executive Incentive Plan (the “Plan”) is to provide an incentive for corporate officers and other key employees who are in a position to contribute materially to the success of the Corporation and its Subsidiaries.

2.    DEFINITIONS

The following terms, as used herein, shall have the meaning specified:

(a) “Award” means an incentive payment made pursuant to the Plan.

(b) “Award Year” means a twelve-month period beginning February 1. The first Award Year shall begin on February 1, 2005.

(c) “Board” means the Board of Directors of the Corporation as it may be comprised from time to time.

(d) “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute, and the regulations promulgated thereunder.

(e) “Committee” means the committee appointed to administer the Plan, as provided in Section 5.

(f) “Corporation” means Urban Outfitters, Inc., or any successor corporation.

(g) “Covered Employee” means a covered employee within the meaning of Code §162(m)(3).

(h) “Employee” means an executive or other key employee of the Corporation or a Subsidiary.

(i) “Participant” means an Employee selected from time to time by the Committee to participate in the Plan.

(j) “Performance Adjustment” means a factor (or factors), as determined by a schedule or matrix established by the Committee, that will, when multiplied by a Participant’s Target Award, determine the amount of a Participant’s Award.

(k) “Performance Criterion or Criteria” means the business criterion or criteria selected by the Committee from the following to measure performance: sales, profit, return on sales, net operating profit after taxes, investment turnover, customer service indices, funds from operations, income from operations, return on assets, return on net assets, asset turnover, return on equity, return on capital, market price appreciation of shares, economic value added, total shareholder return, net income, pre-tax income, earnings per share, operating profit margin, net income margin, sales margin, cash flow, market share, inventory turnover, sales growth, net revenue growth, capacity utilization, new stores opened, customer penetration, increase in customer base, net income growth, expense control and hiring of personnel. The business criterion or criteria may apply to the individual, a division, or to the Company and/or one or more Subsidiaries.

(l) “Performance Target” means the target established by the Committee for each Performance Criterion pursuant to Section 3.

(m) “Subsidiary” means any direct or indirect subsidiary of the Corporation, whether in corporate, partnership, limited liability company or any other form.

(n) “Target Award” means, with respect to a Participant in any Award Year, the Participant’s highest annual base salary during such year multiplied by the percentage of salary established by the Committee for that Participant.

3.    ESTABLISHMENT OF TARGET AWARD AND PERFORMANCE CRITERIA, TARGETS AND ADJUSTMENTS.

(a) In General. The Committee shall designate the Participants eligible to receive an Award for an Award Year. The Committee shall establish the following for each Participant for an Award Year:

(i) A Target Award;

(ii) The applicable Performance Criteria or Criterion;

(iii) The Performance Target with respect to each Performance Criterion that will result in payment of 100% of the portion of the Target Award assigned to such Criterion; and

(iv) The Performance Adjustment, in the form of schedule or matrix, which shall set forth (A) the percentage of the Target Award payable with respect to a Performance Criterion if achievement is other than the Performance Target, and (B) the weighting of Performance Criteria if more than one is selected with respect to a Participant.

(b) Time of Establishment. The Committee shall determine the Target Award, Performance Criteria, Performance Target and Performance Adjustment for each Participant not later than 90 days after the beginning of the Award Year to which such measures relate; provided, however, that the outcome is substantially uncertain at the time the measure is established and that no such determination shall be made after 25 percent of the Award Year has elapsed.

(c) Non-uniform Determinations. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among Participants and from Award Year to Award Year.

4.    AWARDS

(a) Award Determination. At the end of each Award Year, the Committee shall determine and certify in writing:

(i) The extent to which Performance Targets established for the Participant have been achieved with respect to such Award Year; and

(ii) The Performance Adjustment applicable to each Participant based on such achievement.

The Award payable to a Participant with respect to an Award Year shall be calculated by multiplying the Participant’s Target Award by the Participant’s Performance Adjustments for such year, subject to adjustment by the Committee pursuant to subsection (b), the limit on Awards set forth in subsection (c), and the employment requirement set forth in subsection (d).

(b) Committee Adjustment. The Committee may not increase the amount of the Award determined under subsection (a), but it may reduce the amount of the Award determined under subsection (a) if it believes such action would be in the best interest of the Corporation.

(c) Maximum Award. Notwithstanding any provision of this Plan to the contrary, the maximum Award payable to any Participant with respect to any Award Year is $5,000,000.

(d) Employment Requirement. No Award shall be payable to a Participant who is not an Employee on the date the Award is scheduled to be paid, except as follows:

(i) If the Participant dies or becomes disabled (as determined by the Committee, in its discretion) prior to the date the Award is scheduled to be paid, the Participant may be granted an Award as and to the extent determined by the Committee; and

(ii) If the Participant retires or is involuntarily terminated after the last day of the Award Year and prior to the date the Award is scheduled to be paid, the Committee, in its sole discretion, may determine the amount of the Award to be granted (if any), under subsections (a), (b) and (c).

(e) Payment of Awards. Any Award payable under this Section 4 shall be paid in cash as soon as practicable after the Committee has determined the amount of the Award, but not later than the later of (i) the March 15 immediately following the end of the calendar year in which such Award is no longer subject to a substantial risk of forfeiture (as defined in Code §409A), or (ii) the date that is 2 1/2 months from the end of the Corporation’s first taxable year in which such Award is no longer subject to a substantial risk of forfeiture (as defined in Code §409A), or such other date provided in regulations or guidance issued under Code §409A to qualify for the short-term deferral exception.

5.    ADMINISTRATION

(a) Committee. The Plan and all Awards shall be administered by the Committee which shall consist solely of two or more “outside directors” as defined in the regulations under Code §162(m).

(b) Authority. The Committee shall have full and complete authority, in its sole and absolute discretion, (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any related document, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make all determinations necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan.

The Committee may delegate to the officers or employees of the Corporation and/or a Subsidiary the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purpose, except that the Committee may not delegate any authority for which the action of a committee of outside directors is required under Code §162(m) (e.g., decisions regarding timing, eligibility, amount or other material terms of any Awards).

(c) Determinations. The actions and determinations of the Committee on all matters relating to the Plan and any Awards will be final and conclusive.

(d) Liability. No member of the Committee or the Board will be liable for any action taken or determination made in good faith with respect to the Plan or any Award thereunder, and the Corporation will defend Committee and Board members for any actions taken or decisions made in good faith under the Plan.

(e) Code §162(m). It is the intent of the Corporation that this Plan and Awards hereunder satisfy, and be interpreted in a manner that satisfies the applicable requirements of Code §162(m) so that the Corporation’s tax deduction for remuneration in respect of this Plan for services performed by Covered Employees is not disallowed in whole or in part by the operation of Code §162(m). If any provision of this Plan or if any Award would otherwise frustrate or conflict with the intent expressed in this subsection, that provision shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Covered Employees.

6.    MISCELLANEOUS

(a) Nonassignability. No Award will be assignable or transferable (including pursuant to a pledge or security interest) other than by will or by the laws of descent and distribution.

(b) Withholding Taxes. All payments under the Plan shall be subject to any applicable governmental withholding tax requirements related thereto.

(c) Amendment or Termination of the Plan. The Board may, at any time and for any reason, suspend or discontinue the Plan or revise, amend or terminate the Plan; provided, however, that without the approval of stockholders (in the manner described in regulations under Code §162(m)), the Board may not change (i) the Performance Criteria, (ii) the individuals or class of individuals eligible to participate in the Plan, or (iii) the maximum amount payable with respect to any Award Year to a Covered Employee under the Plan. Continuation of the Plan shall be subject to stockholder approval to the extent required by regulations under Code §162(m) (e.g., no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved the performance goal).

(d) Other Payments or Awards. Nothing contained in the Plan will be deemed in any way to limit or restrict the Corporation, its Subsidiaries, or the Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

(e) Payments to Other Persons. If payments are legally required to be made to any person other than the person to whom any amount is available under the Plan, payments will be made to the person to whom the Committee, or its delegate, believes to be legally entitled to the payment. Any such payment will be a complete discharge of the liability under the Plan.

(f) Unfunded Plan. No provision of the Plan will require the Corporation or its Subsidiaries, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets; nor will the Corporation or its Subsidiaries maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Corporation and its Subsidiaries, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they will have the same rights as other employees under generally applicable law.

(g) Limits of Liability. Neither the Corporation or a Subsidiary, nor any member of the Board, the Committee, or any other person participating in the interpretation, administration or application of the Plan shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

(h) Rights of Employees. Nothing contained in this Plan will confer upon any Employee or Participant any right to continue in the employ or other service of the Corporation or a Subsidiary, or constitute any contract or limit in any way the right of the Corporation or a Subsidiary to change such person’s compensation or other benefits, or to terminate the employment or other service of such person with or without cause.

(i) Section Headings. The section headings contained herein are for convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, will control.

(j) Invalidity. If any term or provision contained herein will to any extent be invalid or unenforceable, such invalidity or unenforceability will not affect any other provision or part hereof.

(k) Applicable Law. The Plan will be governed by the laws of the jurisdiction in which the Corporation is incorporated as determined without regard to the conflict of law principles thereof.

(l) Effective Date. The Plan shall be effective as of February 1, 2005, and as amended from time to time thereafter; provided, however, that if the Plan is not approved by stockholders, in the manner described in regulations under Code §162(m), no Award shall be paid to any Covered Employee pursuant to the Plan.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, FOR THE APPROVAL OF PROPOSAL 2 AND FOR THE APPROVAL OF PROPOSAL 3.

You are urged to sign and return this proxy so that you may be sure that your shares will be voted.

Date: , 2005

Signature of Shareholder

Signature of Shareholder

Email:

Please sign exactly as your name appears hereon, date and return promptly. When shares are held by joint tenants, both should sign. Executors, administrators, trustees and other fiduciaries should indicate their capacity when signing.

URBAN OUTFITTERS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Richard A. Hayne and John E. Kyees, or either of them, with full power of substitution, as the undersigned’s proxies to vote at the Annual Meeting of Shareholders of Urban Outfitters, Inc. (the “Company”) called for May 24, 2005, at 10:30 a.m. Eastern Standard Time at the National Society of the Colonial Dames of America, 1630 Latimer Street, Philadelphia, Pennsylvania and at any adjournment thereof.

1.	ELECTION OF DIRECTORS

Nominees: 01-Richard A. Hayne, 02-Scott A. Belair, 03-Harry S. Cherken, Jr., 04-Joel S. Lawson III, 05-Glen T. Senk and 06-Robert H. Strouse.

☐ FOR the nominees listed above	☐ WITHHOLD AUTHORITY
(except as noted to the contrary below)	to vote for the nominees listed above

2. AMENDMENT OF THE COMPANY’S 2004 STOCK INCENTIVE PLAN

FOR the amendment of the Company’s 2004 Stock Incentive Plan to add performance-based requirements for awards of restricted stock and restricted stock units	☐ Vote Against ☐ Abstain

3. ADOPTION OF THE URBAN OUTFITTERS EXECUTIVE INCENTIVE PLAN

☐ FOR the adoption of the Urban Outfitters Executive Incentive Plan	☐ Vote Against
☐ Abstain

(Continued on reverse side)

4.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, FOR THE APPROVAL OF PROPOSAL 2 AND FOR THE APPROVAL OF PROPOSAL 3.

You are urged to sign and return this proxy so that you may be sure that your shares will be voted.

Date:	, 2005

Signature of Shareholder

Signature of Shareholder

Email:

Please sign exactly as your name appears hereon, date and return promptly. When shares are held by joint tenants, both should sign. Executors, administrators, trustees and other fiduciaries should indicate their capacity when signing.